UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GUESS?, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2005

Dear Shareholder:

We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Tuesday, May 10, 2005, at 9:00 a.m., local time, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210.

At the annual meeting, you will be asked to consider and vote upon the following proposals: (i) to elect two directors, (ii) to approve the Guess?, Inc. Annual Incentive Bonus Plan so that compensation paid thereunder will continue to be deductible by the Company for federal income tax purposes and (iii) to ratify the appointment of independent auditors for the fiscal year ending December 31, 2005. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by written proxy, which will ensure your representation at the annual meeting, regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Guess?, Inc.

Maurice Marciano
Co-Chairman of the Board and
Co-Chief Executive Officer

Paul Marciano
Co-Chairman of the Board and
Co-Chief Executive Officer

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 10, 2005

Time and Date:	9:00 a.m., local time, on Tuesday, May 10, 2005

Place:

Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210

Items of Business:	1.	To elect two directors for a term of three years each until their successors are duly elected and qualified.
	2.	To approve the Guess?, Inc. Annual Incentive Bonus Plan so that compensation paid thereunder will continue to be deductible by the Company for federal income tax purposes.
	3.	To ratify the appointment of independent auditors for the fiscal year ending December 31, 2005.
	4.	To consider such other business as may properly come before the annual meeting.
Adjournments and Postponements:

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on April 5, 2005.
Admission:

Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Cameras and recording devices will not be permitted at the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., local time. Registration will begin at 8:30 a.m., local time.
Voting:

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maurice Marciano	Paul Marciano
Co-Chairman of the Board and Co-Chief Executive Officer	Co-Chairman of the Board and Co-Chief Executive Officer

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 15, 2005.

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on May 10, 2005

This proxy statement (the “Proxy Statement”) and the enclosed form of proxy are being furnished commencing on or about April 15, 2005, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Guess?, Inc. (the “Company”) of proxies in the enclosed form for use at the 2005 annual meeting of shareholders (the “Annual Meeting”) to be held at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, on Tuesday, May 10, 2005, at 9:00 a.m., local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:             Why am I receiving these materials?

A:               The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on May 10, 2005. As a shareholder as of April 5, 2005, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:             What information is contained in this Proxy Statement?

A:               The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:             How do I obtain the Company’s annual report on Form 10-K?

A:               A copy of the Company’s 2004 annual report on Form 10-K is enclosed.

Shareholders may request another free copy of the 2004 annual report on Form 10-K from:

Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578
http://www.guessinc.com/Investors/

The Company will also furnish any exhibit to the 2004 annual report on Form 10-K if specifically requested.

Q:             What may I vote on by proxy?

A:               (1)   The election of two nominees to serve on the Board;

(2)         The approval of the Guess?, Inc. Annual Incentive Bonus Plan so that compensation paid thereunder will continue to be deductible by the Company for federal income tax purposes; and

(3)         The ratification of the appointment of KPMG LLP as independent auditors for 2005.

Q:             How does the Board recommend I vote on the proposals?

A:               The Board recommends a vote FOR the nominees, FOR the approval of the Guess?, Inc. Annual Incentive Bonus Plan and FOR the ratification of KPMG LLP as independent auditors for 2005.

Q:             Who is entitled to vote?

A:               Shareholders as of the close of business on April 5, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:             How many shares can vote?

A:               As of the Record Date, April 5, 2005, 44,210,568 shares of common stock (the “Common Stock”) of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:             How do I vote?

A:               Complete, sign and date each proxy card you receive and return it in the prepaid envelope.

You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)          notifying the Corporate Secretary of the Company in writing;

(2)          voting in person; OR

(3)          returning a later-dated proxy card.

Q:             What if my shares are held in “street name?”

A:               If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:             What shares are included on the proxy card(s)?

A:               The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s) or vote in person at the Annual Meeting, your shares will not be voted.

Q:             What does it mean if I get more than one proxy card?

A:               If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

EquiServe Trust Company, N.A.
P.O. Box 43023
Providence, Rhode Island 02940-3010
(877) 282-1168
For the hearing impaired
(800) 952-9245 (tty/tdd)
www.equiserve.com

Q:             How may I obtain a separate set of voting materials?

A:               If you share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders, 2004 Form 10-K and Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Q:             What is a “quorum?”

A:               A “quorum” is a majority of the outstanding shares entitled to vote. They may be present or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees will be treated as present. Abstentions will also be treated as present for the purpose of determining whether a quorum is present.

Q:             What is required to approve each proposal?

A:               A quorum must have been established in order to consider any matter. To elect the two directors, the two candidates for director receiving the most votes will become directors of the Company. Shareholders may not cumulate their votes. All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors, but proxies marked “Abstain” as to Proposal No. 2 and Proposal No. 3 will have the same effect as a vote cast against the proposal.

Under the rules of the New York Stock Exchange (the “NYSE”) in effect at the time this Proxy Statement was printed, your broker may be permitted to vote your shares on all of the proposals, even if the broker does not receive instructions from you. Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.

Q:             How will voting on any other business be conducted?

A:               Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Carlos Alberini, our President and Chief

Operating Officer, Deborah Siegel, our General Counsel and Secretary, and Jason Miller, our Assistant General Counsel and Assistant Secretary, to vote on such matters at their discretion.

Q:             What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:               You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:

Shareholder Proposals:   For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than December 16, 2005. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:

Guess?, Inc.
Attn: Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to approve that proposal, provide the information required by the bylaws of the Company (the “Bylaws”) and give timely notice to the Corporate Secretary of the Company in accordance with the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•        Not earlier than the close of business on February 9, 2006, and

•        Not later than the close of business on March 11, 2006.

If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.

Nomination of Director Candidates:   You may propose director candidates for consideration by the Board’s Nominating and Governance Committee in accordance with the procedures set forth in the Bylaws, as summarized under the caption “Corporate Governance and Board Matters—Consideration of Director Nominees—Shareholder Nominees” herein.

Copy of Bylaw Provisions:   You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Bylaws also are available on the Company’s website at http://www.guessinc.com/Investors/.

Q:             How is the Company soliciting proxies for the Annual Meeting?

A:               This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, facsimile or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

Q:             How can I find the voting results of the Annual Meeting?

A:               We intend to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2005.

Q:             How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:               Individuals may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Chair of the Nominating and Governance Committee.

PROPOSAL NO. 1: ELECTION OF CLASS III DIRECTORS
(Item 1 on Proxy Card)

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered terms (Classes I, II and III). One class of directors is elected at each annual meeting of shareholders for a three-year term and will hold office until their successors shall have been elected and qualified. The Bylaws currently authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of seven members of whom Carlos Alberini and Alice Kane are Class I directors, Paul Marciano, Anthony Chidoni and Karen Neuburger are Class II directors and Maurice Marciano and Howard Weitzman are Class III directors.

At the Annual Meeting, two Class III directors are to be elected to serve for a term to expire at the 2008 annual meeting of shareholders. The nominees for these positions are Maurice Marciano and Alex Yemenidjian (the “Class III Nominees”). Mr. Marciano is the Company’s Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Yemenidjian does not currently serve on the Board of Directors of the Company and is not otherwise employed by, or affiliated with, the Company. Mr. Weitzman, whose term as a Class III director expires at the Annual Meeting, has elected not to stand for re-election at the Annual Meeting. Each of the Class III Nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the Class III Nominees and the continuing directors whose terms expire in 2006 and 2007 is set forth under the heading “Directors and Executive Officers” herein.

The Class III directors will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. Accordingly, broker non-votes and abstentions will not affect the outcome of the election of the Class III directors. The accompanying proxy will be voted FOR the election of the Class III Nominees unless contrary instructions are given. If the Class III Nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than two Class III directors at the Annual Meeting. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the Class III Nominees named above.

The Board of Directors unanimously recommends a vote FOR each of the Class III Nominees.

PROPOSAL NO. 2: APPROVAL OF THE GUESS?, INC.
ANNUAL INCENTIVE BONUS PLAN
(Item 2 on Proxy Card)

The Guess?, Inc. Annual Incentive Bonus Plan (the “Bonus Plan”), which has been maintained by the Company since 1996, generally provides for performance-based incentive awards to certain key employees of the Company. The Bonus Plan is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) so that the Company can take federal income tax deductions for the performance-based compensation paid under the Bonus Plan to its “Named Executive Officers” (see “Executive Compensation—Summary Compensation Table” herein for a list of our Named Executive Officers for 2004).

Section 162(m) generally provides that publicly held companies may not take a federal income tax deduction for certain compensation in excess of $1 million paid to a Named Executive Officer in any one year unless that compensation is “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by shareholders. The Company’s shareholders last approved the Bonus Plan at the Company’s 2000 annual meeting and in order for compensation paid under the Bonus Plan to continue to qualify as “performance-based” for tax deductibility purposes, it must be approved by our shareholders again at the Annual Meeting.

The Bonus Plan is intended to provide motivation for selected key employees of the Company and its subsidiaries to attain and maintain the highest standards of performance, to attract and retain executives of outstanding competence and to direct the energies of executives toward the achievement of specific business goals established for the Company and its subsidiaries. The following is a brief summary of the material features of the Bonus Plan. The full text of the Bonus Plan is attached as Appendix A to this Proxy Statement.

Administration

The Bonus Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has authority and discretion to administer and interpret the provisions of the Bonus Plan and to adopt such rules and regulations for the administration of the Bonus Plan as the Committee deems necessary or advisable. Decisions of the Committee will be final, conclusive and binding upon all parties, including, without limitation, the Company and plan participants. The Committee may designate all or any portion of its power and authority under the Bonus Plan to any sub-committee of the Committee or to any executive officer or executive officers of the Company; provided that no such designation shall be permitted or effective with respect to any award to, or any other matter concerning, any Named Executive Officer (which for purposes of the Bonus Plan includes any individual the Committee determines, in its discretion, is or may be a “covered employee” under Section 162(m)).

Eligibility and Participation

Participation in the Bonus Plan is limited to those key employees of the Company and its subsidiaries who, in the sole opinion of the Committee, are in a position to have a significant impact on the performance of the Company and who are selected by the Committee. Approximately 120 individuals participated in the Bonus Plan during the 2004 plan year. Prior to or at the time performance objectives are established for a plan year, the Committee will identify those key employees who will in fact be participants for such plan year.

Determination of Awards

Within the time period prescribed by Section 162(m), for each calendar year, the Committee shall: (i) determine the participants who are to be eligible to receive performance-based awards under the Bonus Plan, (ii) notify each such participant in writing concerning his or her selection, (iii) select the performance criteria to be used for each participant and (iv) establish, in terms of an objective formula or standard for each participant, the performance goal and the amount of each award which may be earned if such performance goal is achieved.

The performance criteria are limited to the following: net earnings, operating earnings or income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earnings growth, revenue growth, share price growth, shareholder returns, gross or net profit margin, comparison to peer companies, or any combination of the foregoing, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to the results of a peer group. Each performance goal may be expressed in terms of overall Company performance or the performance of an operating unit, business unit, segment, subsidiary or other division or any portion or combination thereof of the Company.

In determining performance, the Committee in its discretion shall, in the case of awards to Named Executive Officers, and may, in the case of awards to all other participants, direct that adjustments to the performance goals or actual financial performance as reported be made to reflect extraordinary organizational, operational or other changes that have occurred during such year, in each case, with respect to Named Executive Officers, only to the extent consistent with the requirements of Section 162(m). The Committee may, however, provide at the time the performance goals are established that one or more of such adjustments will not be made as to a specific award to a Named Executive Officer. The Committee is also authorized at any time during or after the plan year to increase (except with respect to awards payable to Named Executive Officers), reduce or eliminate the amount of an award payable to any participant for any reason. The Committee may also provide that the Chief Executive Officer or Officers shall have the discretion to increase or decrease the award otherwise payable to any participant other than a Named Executive Officer based upon their individual performance during the year.

In addition to, or in combination with, the performance-based awards described above, the Committee may, in its sole and absolute discretion, provide for discretionary bonuses for any participant other than a Named Executive Officer.

On or before March 10 of the year subsequent to any plan year, the Committee shall determine awards to participants for such plan year by comparing actual financial performance to the performance goals, performance criteria and amounts of awards adopted by the Committee for such year and the Committee shall, with respect to Named Executive Officers, certify that the amount of the award has been accurately determined in accordance with the terms, conditions and limits of the Bonus Plan. If the Committee has not adopted specified goals for the plan year, the Committee shall meet by March 10 of the year subsequent to the plan year to determine if discretionary bonuses shall be awarded to participants other than the Named Executive Officers.

Current Awards

Bonus amounts paid under the Bonus Plan with respect to 2004 to the Named Executive Officers are reported under “Executive Compensation—Summary Compensation Table” herein. The Committee has established the performance goals for calendar year 2005 with respect to awards to Named Executive Officers by reference to the business criteria set forth in the Bonus Plan. Bonus amounts, if any, that will be paid to participants for 2005 and future plan years are not determinable at this time. Bonus amounts for performance-based awards will depend upon meeting performance targets that are substantially uncertain and that even if met would remain subject to the Committee’s discretion as described herein. Bonus amounts for discretionary awards are subject to the discretion of the Committee. The maximum award payable to any participant under the Bonus Plan for any calendar year shall be $3.2 million.

Payment of Awards

Approved bonus awards will be paid in cash to each participant promptly after the amount of the award has been determined and, with respect to awards to Named Executive Officers, the Committee has certified that the relevant performance goals have been achieved.

Duration and Amendment

If the Bonus Plan is approved by the shareholders, it will be effective for 2005 and will continue in effect until the fifth anniversary of such approval. The Committee may at any time terminate, modify or suspend the Bonus Plan, in whole or in part, and if suspended, may reinstate any or all provisions, provided that no such termination or modification shall impair any rights that may have accrued under the Bonus Plan; and provided further, that the Committee may not without shareholder approval adopt any amendment that would require the vote of shareholders pursuant to Section 162(m).

Payment of Taxes

The Company may deduct from any payments under the Bonus Plan any applicable withholding taxes required to be withheld with respect to such payments.

Other Compensation

The Bonus Plan is not exclusive. The Company may pay other bonuses and other compensation to the Named Executive Officers and other key employees under other authority of the Board of Directors and applicable law. If the Bonus Plan is not approved by shareholders, the Company currently contemplates that any cash bonuses for 2005 for the Named Executive Officers would be discretionary. Any such bonuses then paid would not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation paid) they exceed the $1 million limit on non-exempt compensation paid to Named Executive Officers.

Recommendation of the Board of Directors

The Board of Directors believes, in general, that it is desirable and in the best interest of the Company and its shareholders to enable the Company’s Bonus Plan to continue to comply with the requirements of Section 162(m). The Board further believes that the Bonus Plan provides an important incentive that complements the Company’s existing policies and other long-term plans in linking portions of executive compensation to the Company’s performance.

The favorable vote of a majority of votes cast regarding the proposal is required to approve the Bonus Plan. Accordingly, broker non-votes will not affect the outcome of the vote on the proposal and abstentions will be treated as votes cast against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to approve the Bonus Plan.

The Board of Directors unanimously recommends a vote FOR the approval of the Bonus Plan.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS
(Item 3 on Proxy Card)

The Audit Committee has selected the firm of KPMG LLP (“KPMG”), the Company’s independent auditors for the year ended December 31, 2004, to act in such capacity for the fiscal year ending December 31, 2005, and recommends that the shareholders vote in favor of such appointment. There are no affiliations between the Company and KPMG, its partners, associates or employees, other than those which pertain to the engagement of KPMG in the previous year (i) as independent auditors for the Company and (ii) for certain tax advice and tax planning services. KPMG has served as the Company’s independent auditors since 1990.

Shareholder approval of the selection of KPMG as our independent auditors is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of KPMG. Even if KPMG’s appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

We expect that a representative of KPMG will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.

The favorable vote of a majority of votes cast regarding the proposal is required to ratify the selection of KPMG. Accordingly, broker non-votes will not affect the outcome of the vote on the proposal and abstentions will be treated as votes cast against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of KPMG to serve as independent auditors for the Company for the fiscal year ending December 31, 2005.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The firm of KPMG has served as the Company’s independent auditors since 1990 and served as the Company’s independent auditors for the fiscal year ended December 31, 2004. As stated in Proposal No. 3, the Audit Committee has selected KPMG to serve as our independent auditors for the fiscal year ending December 31, 2005.

All fees paid to KPMG were reviewed and considered for independence by the Audit Committee.

Fiscal 2004 Audit Firm Fee Summary

During fiscal year 2004, we retained our principal independent auditor, KPMG, to provide services in the following categories and amounts:

	2004	2003
	(dollars in thousands)
Audit fees(1)	$1,150	$634
All other fees
Audit related fees(2)	$98	$126
Tax fees(3)	143	217
Other non-audit services(4)	0	43
Total all other fees	$241	$386

(1)          “Audit fees” consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)          “Audit related fees” consist of fees for services related to employee benefit plans, assistance with the implementation of requirements under Section 404 of the Sarbanes-Oxley Act of 2002, internal audit services in 2003 and assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees.”

(3)          “Tax fees” consist of fees for tax compliance, tax advice and tax planning services. For fiscal year 2003, the amount includes $8,000 for tax compliance and preparation services and $209,000 for all other tax related services. For fiscal year 2004, the amount includes $9,000 for tax compliance and preparation services and $134,000 for all other tax related services.

(4)          “Other non-audit services” consist of fees for any services not included in the first three categories and include fees in fiscal year 2003 for Italian compliance services.

All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.

The Audit Committee has considered whether the provision of non-audit services provided by KPMG is compatible with maintaining KPMG’s independence. Before KPMG was engaged by the Company to render audit services, the engagement was approved by the Company’s Audit Committee.

In addition to retaining KPMG to audit and review our consolidated financial statements for 2004, the Company retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2004. The Company understands the need for KPMG to maintain objectivity and independence in its audit of the Company’s financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, the Audit Committee has restricted the non-audit services that KPMG may provide to the Company primarily to tax services and has determined that the Company would obtain even these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approval is generally provided annually, and any pre-approval is detailed as to the particular service or category of services and is generally limited by a maximum fee amount. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee, and any approvals made pursuant to this delegated authority normally will be reported to the Audit Committee at its next meeting. Only the services described in footnote 4 above were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee Charter requires that key KPMG partners assigned to our audit be rotated at least every five years and that other KPMG partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE

Our Board of Directors has determined that each member of the Audit Committee is an independent director, based on the director independence standards of the NYSE and the Company’s independence guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement for members of audit committees. In addition, our Board of Directors has determined that Anthony Chidoni is an audit committee “financial expert,” as defined by SEC rules.

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and risk assessment and risk management. We reviewed and discussed with management the audited financial statements contained in the Company’s fiscal year 2004 annual report. Also, we reviewed with KPMG, who is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and acceptability of our accounting principles and any other matters that we are required to discuss under generally accepted auditing standards. In addition, we have discussed with KPMG its independence from management and the Company including matters required to be discussed by Statement on Auditing Standards No. 61 as may be amended or supplemented pertaining to communications with audit committees. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) as may be amended or supplemented. The Audit Committee also concluded that KPMG’s provision of audit and non-audit services to the Company, as described in the previous section, is compatible with KPMG’s independence.

We discussed with KPMG the overall scope and plans of their audits. We met with KPMG, as the Company’s independent auditors, with and without management present, to discuss results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting at each of our six meetings in 2004.

Relying on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

By the Audit Committee,
Anthony Chidoni, Chairman
Alice Kane
Howard Weitzman

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of April 5, 2005, with respect to shares of Common Stock held by (i) those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) each of the executive officers listed in the Summary Compensation Table below (the “Named Executive Officers”), (iii) all directors and nominees of the Company, and (iv) all directors and executive officers of the Company as a group.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner(1)	Number	Percent of Class(2)
Marciano Financial Holdings II, LLC(3)	22,100,000	49.99%
Maurice Marciano(4)	15,880,244	35.87%
Paul Marciano(5)	12,063,918	27.25%
Carlos Alberini(6)	340,636	*
Anthony Chidoni(7)	54,405	*
Alice Kane(8)	34,986	*
Karen Neuburger(9)	7,314	*
Nancy Shachtman	20,000	*
Frederick Silny(10)	71,226	*
Howard Weitzman(11)	58,110	*
Alex Yemanidjian	0	*
Vince Dell’Osa(12)	0	*
All directors and executive officers as a group (9 persons)(13)	28,530,839	63.62%

*                    Less than 1.0%

(1)          The address of each of the beneficial owners is c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021. Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders.

(2)          The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of April 5, 2005 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 44,210,568 shares of Common Stock outstanding on April 5, 2005. For purposes of this table, certain shares beneficially held by each of Maurice Marciano and Paul Marciano are also deemed beneficially held by Marciano Financial Holdings II, LLC. As a result, the aggregate percentage ownership of Common Stock exceeds 100%.

(3)          Marciano Financial Holdings II, LLC is the record and beneficial holder of such shares. Maurice Marciano, as sole trustee of the Maurice Marciano Trust, and Paul Marciano, as sole trustee of the Paul Marciano Trust, each has sole voting and investment power with respect to 11,050,000 of such shares.

(4)          Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 15,581,409 shares held indirectly as sole trustee of the Maurice Marciano Trust (11,050,000 of which are included in the holdings of Marciano Financial Holdings II, LLC above); 226,300 shares held indirectly as president of the Maurice Marciano Family Foundation; 10,000 shares held by his wife (with respect to which he has shared voting and investment power); 35 shares held as sole trustee of the Maurice

Marciano Gift Trust FBO Caroline Marciano; and 62,500 shares that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the Company’s 1996 Equity Incentive Plan (the “1996 Incentive Plan”).

(5)          Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 11,925,548 shares held indirectly as sole trustee of the Paul Marciano Trust (11,050,000 of which are included in the holdings of Marciano Financial Holdings II, LLC above); 75,870 shares held indirectly as co-trustee of the Maurice Marciano 2001 Children’s Trust; and 62,500 shares that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the 1996 Incentive Plan.

(6)          Includes shares of Common Stock beneficially owned by Carlos Alberini as follows: 325,000 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the 1996 Incentive Plan.

(7)          Includes shares of Common Stock beneficially owned by Anthony Chidoni as follows: 46,405 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the Company’s 1996 Non-Employee Directors’ Stock Grant and Stock Option Plan, as amended (the “Non-Employee Directors’ Plan”).

(8)          Includes shares of Common Stock beneficially owned by Alice Kane as follows: 20,986 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the Non-Employee Directors’ Plan.

(9)          Includes shares of Common Stock beneficially owned by Karen Neuburger as follows: 3,314 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the Non-Employee Directors’ Plan.

(10)   Includes shares of Common Stock beneficially owned by Frederick Silny as follows: 62,500 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the 1996 Incentive Plan.

(11)   Includes shares of Common Stock beneficially owned by Howard Weitzman as follows: 50,110 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of April 5, 2005, pursuant to the Non-Employee Directors’ Plan. Mr. Weitzman has elected not to stand for re-election at the Annual Meeting.

(12)   Effective August 30, 2004, Mr. Dell’Osa resigned from his position as Vice President of Retail of the Company.

(13)   Includes 633,315 shares of Common Stock that may be acquired upon the exercise of options within 60 days of April 5, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is engaged in various transactions with entities affiliated with trusts for the respective benefit of Maurice and Paul Marciano, who are executives of the Company, Armand Marciano, their brother and former executive of the Company, and certain of their children (the “Marciano Trusts”). The Company believes that the arrangements involving each of the companies in which the Marciano Trusts have an investment and related party transactions discussed below were entered into on terms no less favorable to the Company than could have been obtained from an unaffiliated third party.

License Agreements and Licensee Transactions

On September 28, 1990, the Company entered into a license agreement with Charles David of California (“Charles David”). Charles David is controlled by the father-in-law of Maurice Marciano. The

Marciano Trusts and Nathalie Marciano (the spouse of Maurice Marciano) together owned 50% of Charles David and the remaining 50% was owned by the father-in-law of Maurice Marciano. During the second quarter of 2004, the Marciano Trusts and Armand Marciano sold their shares in Charles David and no longer own any shares in Charles David. Nathalie Marciano, the wife of Maurice Marciano, continues to own 10% of the shares in Charles David. The license agreement grants Charles David the rights to manufacture worldwide and distribute worldwide (except Japan and certain European countries) for men, women and some children, leather and rubber footwear which bear the GUESS? trademark. The license also includes related shoe care products and accessories. In 2002, the license agreement was renewed for six years and included athletic footwear. The Charles David license agreement was terminated effective December 31, 2004 for athletic footwear and June 30, 2005 for fashion footwear. There are no other rights and obligations between the Company and Charles David.

Gross royalties earned by the Company under such license agreement for the fiscal years ended December 31, 2004, 2003 and 2002 were $2.3 million, $2.4 million, and $2.0 million, respectively. Additionally, the Company purchased $4.9 million, $5.9 million, and $5.7 million of products from Charles David for resale in the Company’s retail stores during the same periods. At both December 31, 2004 and 2003, the Company had royalty receivables due from Charles David of $0.4 million.

On January 1, 2003, the Company entered into a license agreement with Barn S.r.l. (“Barn”), an Italian corporation, under which the Company granted Barn the right to manufacture and distribute children’s clothing in certain territories of Europe. The license has an initial term of three years and has terms substantially similar to the Company’s other license agreements. Two key employees of the Company’s wholly-owned subsidiary Guess Italia, S.r.l. own Barn. In addition, Guess Italia, S.r.l. provides office space and services for Barn. During 2004 and 2003, the Company recorded $0.5 million and $0.3 million, respectively, in revenues related to this license. At both December 31, 2004 and 2003 the Company had an outstanding receivable due from Barn of $0.1 million.

Leases

The Company leases manufacturing, warehouse and administrative facilities in Los Angeles and Beverly Hills, California from partnerships affiliated with the Marciano Trusts and certain of their affiliates. There were two leases in effect at December 31, 2004, which expire in February 2006 and July 2008. The total lease payments to these limited partnerships are currently $0.2 million per month. Aggregate lease payments under leases in effect for the fiscal years ended December 31, 2004, 2003 and 2002 were $3.1 million, $3.4 million, and $2.9 million, respectively.

During the first quarter of 2005, the Company, through a wholly-owned Canadian subsidiary, began leasing warehouse and administrative facilities in Montreal, Quebec from a partnership affiliated with Maurice Marciano and Paul Marciano. The lease has a term of 10 years with initial lease payments of approximately $550,000 Canadian per year.

The Company believes the related party leases have not been significantly affected by the fact that the Company and the lessors are related.

Aircraft Charter Arrangements

The Company has entered into an agreement with MPM Financial, LLC, a California limited liability company (“MPM Financial”) owned by an affiliated trust of Maurice Marciano and Paul Marciano, to periodically charter an aircraft owned by MPM Financial and managed pursuant to an Aircraft Charter and Management Services Agreement dated December 31, 2004 by and between MPM Financial and The Air Group, Inc. (“The Air Group”), an independent third party. Under the charter arrangement, the Company is entitled to receive a ten percent discount from the standard hourly charter rates The Air Group charges for the aircraft to unrelated third parties.

DIRECTORS AND EXECUTIVE OFFICERS

The directors, nominee for director and executive officers of the Company as of April 5, 2005 are as follows:

Name	Age	Position
Maurice Marciano(1)	56	Director, Co-Chairman of the Board and Co-Chief Executive Officer
Paul Marciano	52	Director, Co-Chairman of the Board and Co-Chief Executive Officer
Carlos Alberini	49	Director, President and Chief Operating Officer
Anthony Chidoni	53	Director
Alice Kane	57	Director
Karen Neuburger	58	Director
Nancy Shachtman	48	President of Wholesale
Frederick Silny	54	Senior Vice President and Chief Financial Officer
Howard Weitzman(2)	65	Director
Alex Yemenidjian	49	Nominee for Director

(1)          Mr. Maurice Marciano has been nominated to stand for re-election at the Annual Meeting.

(2)          Mr. Weitzman has elected not to stand for re-election at the Annual Meeting.

With respect to the directors and nominee for director named above, Anthony Chidoni, Alice Kane, Karen Neuburger, Howard Weitzman and Alex Yemenidjian are deemed to be “independent” directors under the director independence standards of the NYSE.

Maurice Marciano, age 56, who was one of the founders of the Company in 1981, has served as Co-Chairman of the Board and Co-Chief Executive Officer since November 15, 1999. Mr. Marciano served as Chairman of the Board and Chief Executive Officer of the Company from August 1993 to November 15, 1999. Mr. Marciano served as President of the Company from June 1990 to September 1992 and as Executive Vice President from 1981 until June 1990. Mr. Marciano’s direct supervisory responsibilities include design, merchandising and manufacturing. Additionally, Mr. Marciano, along with his brother Mr. Paul Marciano, is responsible for the Company’s corporate marketing. From February 1993 to May 1993, Mr. Marciano was Chairman, Chief Executive Officer and Director of Pepe Clothing USA, Inc. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and his present term as a Class III director will expire at the Annual Meeting.

Paul Marciano, age 52, joined the Company two months after its inception in 1981 and has served as creative director for the Company’s advertising worldwide. Mr. Marciano served as Senior Executive Vice President of the Company from August 1990 to September 1992 and as President and Chief Operating Officer of the Company from September 1992 to December 2000. Mr. Marciano has also served as Co-Chairman and Co-Chief Executive Officer of the Company since November 15, 1999. Mr. Marciano’s responsibilities include direct supervisory responsibility for the Company’s global advertising and image, licensing, international business and the retail operation. Additionally, Mr. Marciano, along with his brother Mr. Maurice Marciano, is responsible for the Company’s corporate marketing. Mr. Marciano has served as a director of the Company since 1990. His present term as a Class II director will expire at the 2007 annual meeting of shareholders.

Carlos Alberini, age 49, joined the Company in December 2000 as President and Chief Operating Officer. Mr. Alberini is responsible for product sourcing, logistics, retail sales (including store operations and real estate), MIS, finance, human resources, legal (excluding litigation management) and wholesale sales for the Company. Prior to joining the Company, Mr. Alberini served as Senior Vice President and

Chief Financial Officer of Footstar, Inc. from October 1996 to December 2000. Prior to his position at Footstar, Inc., from May 1995 to October 1996 Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, from 1987 to 1995 he served as Corporate Controller and rose to Senior Vice President and Chief Financial Officer and Treasurer of The Bon Ton Stores, and he spent 10 years with Price Waterhouse until leaving the firm as an audit manager in 1987. Mr. Alberini has served as a director of the Company since December 11, 2000, and his present term as a Class I director will expire at the 2006 annual meeting of shareholders.

Anthony Chidoni, age 53, has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the 2007 annual meeting of shareholders.

Alice Kane, age 57, is a founder of Q-Cubed Alternative Advisor LLC, a hedge fund, and has been its Chair and Managing Director since September 2004. Ms. Kane was the Chairman of Blaylock Asset Management from September 2002 through March 2004 and had been providing consulting services for Blaylock & Partners, L.P. since December 2001. Prior to that, Ms. Kane was the President of American General Fund Group and Chairman of VALIC Group Annuity Funds with over $18 billion in assets under management. Ms. Kane joined American General Corporation, one of the nation’s largest diversified financial organizations with assets of approximately $98 billion, as Executive Vice President of their investments advisory subsidiary, American General Investment Management L.P. in June 1998. Prior to joining American General Corporation, Ms. Kane served her entire financial services industry career at New York Life Insurance Company where she joined the company in 1972. Up until her departure from New York Life, she was Executive Vice President and Chief Marketing Officer after serving as Executive Vice President with responsibility for managing the company’s asset management division from 1994 to 1997. Ms. Kane was also Chairman of New York Life’s MainStay Mutual Funds, and served as General Counsel of New York Life from 1986 to 1995. Ms. Kane is currently a director for Sparx Funds Trust, a mutual fund, and is also a member of its audit committee. Ms. Kane has served as a director of the Company since June 1998 and her present term as a Class I director will expire at the 2006 annual meeting of shareholders.

Karen Neuburger, age 58, is the founder of her namesake brand, and an owner and a principal of both KNltd. and San Francisco Network. Both companies market and produce Karen Neuburger brand products. Ms. Neuburger serves on the board of directors for both companies and she served as President and Design Director of both companies from 1994 through 2002. She is currently the marketing and lifestyle image spokesperson for the Karen Neuburger brand, which includes sleepwear and casual apparel, home fashion accessories, bedding and tabletop. Ms. Neuburger has served as a director of the Company since June 30, 2004 and her present term as a Class II director will expire at the 2007 annual meeting of shareholders.

Nancy Shachtman, age 48, has been President of Wholesale since November 1998 (except for the period from March 2002 through August 2002). From January 1998 through November 1998, Ms. Shachtman served as President of Sales. From October 1986 through January 1998, Ms. Shachtman served in various sales and merchandising positions for the Company including Vice President of Sales and Merchandising.

Frederick Silny, age 54, joined the Company as Senior Vice President and Chief Financial Officer in November 2001 from CarsDirect.com, Inc., where he was Chief Financial Officer and Corporate Secretary from June 1999. Prior to that, he spent 10 years at IHOP Corp., the parent company of a leading chain of family restaurants, serving as Chief Financial Officer, Vice President-Finance and Treasurer. Between 1979 and 1989, Mr. Silny held a variety of financial and operational positions with Carnation Company, now a division of Nestle, and from 1982 to 1984, he headed international treasury for Litton Industries, Inc. He began his career as a certified public accountant with Coopers & Lybrand in 1976.

Alex Yemenidjian, age 49, is currently Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian currently serves as a director of MGM MIRAGE (formerly MGM Grand, Inc.), a position he has held since 1989. From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE. He also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro-Goldwyn-Mayer Inc., from January 1990 to January 1997 and from February 1999 to April 1999. Mr. Yemenidjian has been nominated for election at the Annual Meeting to serve as a Class III director of the Company for a term to expire at the 2008 annual meeting of shareholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence, Structure and Committee Composition

The Board is composed of seven directors, four of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, more than $100,000 per year of direct compensation other than for Board or committee service, pension or other forms of deferred compensation for prior service or more than $100,000 per year of compensation paid to an immediate family member who is a non-executive employee of the Company; (3) not being employed within the past three years in any capacity, or having an immediate family member employed in a professional capacity, by the Company’s independent auditors, KPMG; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in 2004 or any of the three preceding calendar years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.

Applying these categorical standards, the Board determined that the following directors and director nominee qualify as independent: Anthony Chidoni, Alice Kane, Karen Neuburger, Howard Weitzman and Alex Yemenidjian (the “Independent Directors”). Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee, also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

As of the date of this Proxy Statement, our Board has the following three committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://www.guessinc.com/Investors/. The Board of Directors held nine meetings during 2004, and each director (including Karen Neuburger from the date she became a director on June 30, 2004) attended at least 75 percent in the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member. Directors are encouraged to attend annual meetings of the Company’s shareholders. Six directors attended the last annual meeting of shareholders.

Name of Director	Audit Committee		Compensation Committee		Nominating and Governance Committee
Independent Directors:
Anthony Chidoni	X	*	X		X
Alice Kane	X		X		X	*
Karen Neuburger			X		X
Howard Weitzman(1)	X		X	*	X
Other Directors:
Carlos Alberini
Maurice Marciano
Paul Marciano
Number of Meetings in Fiscal 2004	6		4		3

X = Committee member; * = Chair

(1)          Mr. Weitzman has elected not to stand for re-election at the Annual Meeting. Subject to Mr. Yemenidjian’s election to the Board of Directors at the Annual Meeting, he is expected to replace Mr. Weitzman on the Audit Committee, Compensation Committee and Nominating and Governance Committee. A replacement Chair for the Compensation Committee will be determined by the Compensation Committee following the Annual Meeting.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent auditors; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included herein on page 11. A current copy of the Audit Committee Charter is available on the Company’s website at http://www.guessinc.com/Investors/.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s officers, oversees the administration of the Company’s compensation and benefits plans, in particular the incentive compensation and equity-based plans of the Company and prepares the annual report on the executive compensation required by the rules and regulations of the SEC to be included in the Company’s proxy statement.

The report of the Compensation Committee is included herein on page 28. A current copy of the Compensation Committee Charter is available on the Company’s website at http://www.guessinc.com/Investors/.

Nominating and Governance Committee

The Nominating and Governance Committee, which was established on February 26, 2004, assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company’s management and the Board and its committees; and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Co-Chairman and Co-Chief Executive Officers; and presenting the results of the review to the Board and to the Co-Chairman and Co-Chief Executive Officers; recommending Board committee assignments; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. The Chair of the Nominating and Governance Committee receives communications directed to non-management directors. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at http://www.guessinc.com/Investors/.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below.

Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•       the nominator’s name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the nominator during the year preceding the date of nomination;

•       the nominee’s name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the nominee during the year preceding the date of nomination;

•       a statement of the nominee’s qualifications for Board membership;

•       a description of all arrangements or understandings between the nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such nominator;

•       a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•       a written consent by the nominee to being named as a nominee and to serve as a director if elected.

Any shareholder nominations for candidates for membership on the Board should be addressed to:

Guess?, Inc.
Attn: Chairman of the Nominating and Governance Committee
c/o Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•       reputation for integrity, strong moral character and adherence to high ethical standards;

•       holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•       demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•       ability to read and understand basic financial statements and other financial information pertaining to the Company;

•       commitment to understand the Company and its business, industry and strategic objectives;

•       commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•       willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•       good health and ability to serve for at least five years; and

•       for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•       whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board’s existing strengths;

•       whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules; and

•       for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. Mr. Yemenidjian initially came to the attention of the Nominating and Governance Committee through a recommendation from a member of the Company’s Board. As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee which is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. The sessions are scheduled and chaired by the Chair of the respective committee. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Chair of the Nominating and Governance Committee.

Governance Guidelines and Committee Charters

The Company’s Governance Guidelines, which satisfy the NYSE’s listing standards for “corporate governance guidelines,” are available at http://www.guessinc.com/Investors/. Any person may request a copy of the Company’s Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Code of Conduct

The policies comprising our code of conduct are set forth in the Company’s Code of Conduct (the “Code of Conduct”), which was attached as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003. These policies satisfy the SEC’s requirements for a “code of ethics,” and apply to all directors, officers (including our principal executive officers, principal financial officer and principal accounting officer or controller) and employees. The Code of Conduct is published on our website at http://www.guessinc.com/Investors/. Any person may request a copy of the Code of Conduct, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.

Indemnification of Directors

The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors’ and officers’ liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE COMPENSATION

The following table sets forth each component of compensation paid or awarded to, or earned by, the Named Executive Officers for the fiscal years ended December 31, 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation(1) ($)		Restricted Stock Award(s) ($)		Securities Underlying Options (#)	All Other Compensation(2) ($)
Maurice Marciano	2004	34,615	(3)	450,000	(3)	472,220	(3)	0		250,000	2,471
Co-Chairman of the Board	2003	900,000		300,000		158,416		0		0	1,442
and Co-Chief Executive Officer	2002	900,000		0		164,328		0		0	2,750
Paul Marciano	2004	900,000		770,000		44,583		0		250,000	1,558
Co-Chairman of the Board	2003	900,000		600,000		106,101		0		0	1,442
and Co-Chief Executive Officer	2002	900,000		0		103,751		0		0	1,192
Carlos Alberini	2004	416,346		150,000		40,031		0		0	2,115
President and Chief	2003	520,192		160,000		34,910		0		100,000	3,000
Operating Officer	2002	650,000		0		159,123		0		0	1,058
Nancy Shachtman	2004	410,462		20,000		23,822		0		0	525
President of Wholesale	2003	400,000		50,500		25,633		0		50,000	0
	2002	507,692	(4)	50,000		31,137		208,000	(5)	100,000	0
Frederick Silny	2004	316,312		0		16,674		77,900	(6)	10,000	370
Senior Vice President and	2003	306,664		95,767		18,463		0		0	0
Chief Financial Officer	2002	300,000		0		19,008		0		0	0
Vince Dell’Osa(7)	2004	267,076		0		23,681		0		10,000	3,095
Former Vice President of	2003	256,800		25,500		22,155		0		20,000	2,499
Retail	2002	254,434		32,000		23,791		82,008	(8)	20,000	0

(1)             Includes the following amounts paid for transportation on behalf of: Mr. Maurice Marciano, $148,283 in 2002, $129,925 in 2003 and $453,267 in 2004; Mr. Paul Marciano, $75,332 in 2002, $82,348 in 2003 and $27,808 in 2004. Also, includes $131,531 in 2002 paid on behalf of Mr. Alberini in connection with his relocation to Los Angeles in 2001 and $23,612 in 2004 for paid transportation.

(2)             Consists solely of contributions to the Company’s 401(k) Plan, dated January 1, 1992, as amended, by the Company on behalf of such executive officers.

(3)             For 2004, Mr. Maurice Marciano voluntarily elected to waive all but $34,615 of his $900,000 salary. In addition, based on the achievement of certain pre-established goals, Mr. Maurice Marciano would have been entitled to receive a $770,000 bonus for 2004 under the Company’s Bonus Plan. However, at the voluntary request of Mr. Maurice Marciano, the Compensation Committee elected to reduce his 2004 bonus from $770,000 to $450,000. The Compensation Committee also elected to gross-up for tax purposes the amounts paid for transportation on Mr. Maurice Marciano’s behalf for 2004.

(4)             On October 31, 2001, Ms. Shachtman relinquished her duties as an executive officer of the Company and resigned her employment effective February 28, 2002. Salary includes $264,519 received as severance payments in 2002. Ms. Shachtman rejoined the Company on September 2, 2002.

(5)             Calculated by multiplying the closing price of the Company’s unrestricted Common Stock on the date of grant of $5.21 per share (less the $.01 purchase price) by the number of shares of restricted stock awarded of 40,000. 25% of the restricted stock vested on each of the first and second anniversaries of the date of grant and the remaining 50% will vest on the third anniversary of the date of grant. Using the closing price of the Company’s unrestricted Common Stock as of December 31, 2004 of $12.55 per share (less the $.01 purchase price), the aggregate value of all unvested restricted stock held by Ms. Shachtman as of such date was $250,800. The restricted stock is eligible to receive dividends in the same manner as the Company’s unrestricted Common Stock.

(6)             Calculated by multiplying the closing price of the Company’s unrestricted Common Stock on the date of grant of $15.59 per share (less the $.01 purchase price) by the number of shares of restricted stock awarded of 5,000. 25% of the restricted stock will vest on each of the first and second anniversaries of the date of grant and the remaining 50% will vest on the third anniversary of the date of grant. Using the closing price of the Company’s unrestricted Common Stock as of December 31, 2004 of $12.55 per share (less the $.01 purchase price), the aggregate value of all unvested restricted stock held by Mr. Silny as of such date was $62,700. The restricted stock is eligible to receive dividends in the same manner as the Company’s unrestricted Common Stock.

(7)             Effective August 30, 2004, Mr. Dell’Osa resigned from his position as Vice President of Retail of the Company. 2004 salary includes $69,139 received as severance payments in 2004.

(8)             Calculated by multiplying the closing price of the Company’s unrestricted Common Stock on the date of grant of $8.05 per share (less the $.01 purchase price) by the number of shares of restricted stock awarded of 10,200. 25% of the restricted stock vested in each of March 2002 and March 2003 and the remaining 50% vested in March 2004. Mr. Dell’Osa did not hold any unvested restricted stock as of December 31, 2004.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Number of Securities Underlying Options Granted(1) (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
Maurice Marciano	250,000	18.20	15.59	2/26/2014	6,348,617	10,109,111
Paul Marciano	250,000	18.20	15.59	2/26/2014	6,348,617	10,109,111
Carlos Alberini	0	0	N/A	N/A	0	0
Nancy Shachtman	0	0	N/A	N/A	0	0
Frederick Silny	10,000	.73	15.59	2/26/2014	253,945	404,364
Vince Dell’Osa(3)	10,000	.73	15.59	N/A	N/A	N/A

(1)          The options identified in this table were granted under the 1996 Incentive Plan and are exercisable in equal 25% installments on each of the first four anniversaries of the date of grant. In the event a Named Executive Officer terminates his or her employment for any reason other than death, disability or retirement, his or her options may thereafter be exercised, to the extent they were exercisable on the date of termination, for a period of 60 days from the date of such termination of employment.

(2)          The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.

(3)          Effective August 30, 2004, Mr. Dell’Osa resigned from his position as Vice President of Retail of the Company. As a result, all of the options granted in 2004 terminated prior to vesting.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table provides information regarding the number and value of unexercised options to purchase Common Stock held by the Named Executive Officers as of December 31, 2004, based upon a value of $12.55 per share, which was the closing price of the Common Stock on the NYSE on December 31, 2004.

Name	Shares Acquired on Exercise ($)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options At Fiscal Year-End Exercisable/Unexercisable ($)
Maurice Marciano	0	0	0/250,000	0/0
Paul Marciano	0	0	0/250,000	0/0
Carlos Alberini	100,000	1,097,137	325,000/175,000	2,507,000/1,185,000
Nancy Shachtman	37,500	365,061	0/87,500	0/563,500
Frederick Silny	0	0	60,000/30,000	418,200/139,400
Vince Dell’Osa(1)	27,500	217,323	52,000/0	0/0

(1)          Effective August 30, 2004, Mr. Dell’Osa resigned from his position as Vice President of Retail of the Company.

EMPLOYMENT AGREEMENTS

The Company has entered into individual employment agreements (the “Executive Employment Agreements”) with each of Maurice Marciano and Paul Marciano (the “Executives”). The initial term of the Executive Employment Agreements began on August 13, 1996 (the “Effective Date”) and terminated on the third anniversary of the Effective Date. However, the Executive Employment Agreements automatically extend after the initial term for successive one-year terms, unless notice not to extend is given by either party at least 90 days prior to the end of the then current term. No notice has been given. The Executive Employment Agreements provide for an annual base salary of $900,000 for each of Maurice Marciano and Paul Marciano, which may be increased by the Compensation Committee based on annual reviews. The Compensation Committee elected to increase Paul Marciano’s base salary for 2005 to $1,000,000. For 2004, Maurice Marciano voluntarily elected to waive all but $34,615 of his $900,000 salary. In addition, based on the achievement of certain pre-established goals, Maurice Marciano would have been entitled to receive a $770,000 bonus for 2004 under the Company’s Bonus Plan. However, at the voluntary request of Maurice Marciano, the Compensation Committee elected to reduce his 2004 bonus from $770,000 to $450,000. The Compensation Committee also elected to gross-up for tax purposes the amounts paid for transportation on Maurice Marciano’s behalf for 2004. The Executive Employment Agreements provide for annual bonuses to be determined in accordance with the Bonus Plan, with a maximum bonus equal to 160% of base salary. As more fully described under “Compensation Committee Report,” for 2005, the Compensation Committee elected to make Paul Marciano eligible for an additional bonus based on the profitability of the licensing segment of the Company’s business. Commencing on the expiration of the term of an Executive Employment Agreement, or earlier should an Executive Employment Agreement be terminated other than due to the Executive’s death or for cause (as defined in the Executive Employment Agreements), the Company and Maurice Marciano or Paul Marciano, as the case may be, will enter into a two-year consulting agreement under which such Executive will render certain consulting services for which the Company will pay an annual consulting fee equal to 50% of such Executive’s annual base salary, as in effect immediately prior to the commencement of the consulting period. In addition, each Executive is entitled to certain fringe benefits, including full Company-paid health and life insurance for himself and his immediate family during his lifetime. If either of the Executives is terminated without cause or resigns for good reason (as such terms are defined in the

Executive Employment Agreements), then such Executive will receive as severance his then current base salary and annual target bonus for the remainder of his term of employment. The Executive will also continue to participate in Company-sponsored health and life insurance, and other fringe benefit plans and programs during the severance period. Each Executive Employment Agreement further provides that upon the death or permanent disability of the Executive, such Executive (or his beneficiary) will receive a pro rata portion of his annual target bonus for the year in which the Executive’s death or permanent disability occurs. The Executive Employment Agreements also include certain noncompetition, nonsolicitation and confidentiality provisions.

In November 2000, Carlos Alberini entered into an employment agreement with the Company, as amended (the “Alberini Employment Agreement”), for a term commencing on December 11, 2000 through December 31, 2003. The Alberini Employment Agreement was amended on June 16, 2003 and provides for a month-to-month term after December 31, 2003. The Alberini Employment Agreement provides for an annual base salary of $400,000, which may be increased by the Compensation Committee based on annual reviews. See “Summary Compensation Table” for actual base salary paid during each of the last three fiscal years. In addition, the Alberini Employment Agreement provides for annual bonuses to be determined in accordance with the Bonus Plan, with a maximum bonus equal to 120% of base salary if applicable performance goals are met. On December 11, 2000, Mr. Alberini was granted 205,680 shares of restricted Common Stock, all of which have since vested. He was also granted stock options to purchase 500,000 shares of Common Stock under the 1996 Incentive Plan with an exercise price equal to the closing price on December 11, 2000 and which vest over a five year period beginning on December 31, 2001. On July 29, 2003, Mr. Alberini was granted stock options to purchase an additional 100,000 shares of Common Stock under the 1996 Incentive Plan with an exercise price equal to the closing price on such date and which vest over a four year period beginning on the first anniversary of the date of grant. Mr. Alberini is eligible to participate in the Company’s 401(k) Plan and is entitled to other similar benefits provided to senior executives. If Mr. Alberini’s employment is terminated by the Company at any time other than for his death, disability or for cause (as such terms are defined in the Alberini Employment Agreement), the Company and Mr. Alberini will enter into a consulting agreement for up to twelve months under which Mr. Alberini will render consulting services for which the Company will pay an annualized consulting fee equal to Mr. Alberini’s base salary, as in effect prior to the commencement of the consulting period. In addition, Mr. Alberini will be entitled to receive continued vesting of any then outstanding options over the term of the consulting period. The Alberini Employment Agreement also includes certain noncompetition, nonsolicitation and confidentiality provisions.

On October 22, 2001, the Company extended an offer of employment to Frederick Silny (the “Silny Letter”). Pursuant to the Silny Letter, Mr. Silny receives a base salary of $300,000 per year. In addition, the Silny Letter provides for annual bonuses to be determined in accordance with the Bonus Plan. Pursuant to the Silny Letter, Mr. Silny was granted incentive stock options to purchase 71,684 shares of Common Stock and non-qualified stock options to purchase 8,316 shares of Common Stock under the 1996 Incentive Plan which vest over a four year period beginning on the first anniversary of the date of grant. In addition, Mr. Silny was granted 10,000 shares of restricted Common Stock under the 1996 Incentive Plan which vested over a three year period beginning on the first anniversary of the date of grant. The Silny Letter also provides for a severance payment in an amount equal to six months of base salary and health and disability benefits, upon termination of Mr. Silny’s employment by the Company for reasons other than for cause. The amount of the severance payment that would be due to Mr. Silny is also subject to offset equal to any amounts that he earns from other employment during the period ending six months after his termination.

On August 16, 2002, the Company extended an offer of employment to Nancy Shachtman (the “Shachtman Letter”). The Shachtman Letter provides for base salary of $400,000 per year, which amount was increased to $410,462 in 2004. In addition, the Shachtman Letter provides for annual bonuses to be determined in accordance with the Bonus Plan. Pursuant to the Shachtman Letter, Ms. Shachtman was

granted non-qualified stock options to purchase 100,000 shares of Common Stock under the 1996 Incentive Plan which vest over a four year period beginning on the first anniversary of the date of grant. In addition, Ms. Shachtman was granted 40,000 shares of restricted Common Stock under the 1996 Incentive Plan which vest over a three year period beginning on the first anniversary of the date of grant. The Shachtman Letter also provides for a car allowance of up to $8,000 per year.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.

In March 2002, the Board of Directors approved an amendment and restatement of the Non-Employee Directors’ Plan which took effect at the 2002 annual meeting of shareholders for all continuing directors and for any newly elected or appointed directors after that meeting. Under the Non-Employee Directors’ Plan, directors who are not employees of the Company (“Non-Employee Directors”) are entitled to receive an annual retainer fee of $30,000, plus $5,000 annual retainer for each Chair of each committee, for their services and attendance fees of $1,500 per Board meeting and $750 per committee member per committee meeting attended. Annual retainer fees may, however, be waived in exchange for non-qualified options to purchase a number of shares of Common Stock equal in value to 2½ times that of the fees so waived. The aggregate exercise price of these options is equal to the closing market price of the Common Stock on the date of grant. The options become exercisable in 25% installments on the first day of each of the four fiscal quarters following the date of grant. Pursuant to the Non-Employee Directors’ Plan, if there is a change in control of the Company (as therein defined), all options become immediately exercisable. Further, under the Non-Employee Directors’ Plan, each Non-Employee Director, upon joining the Board of Directors, will receive 2,000 shares of restricted Common Stock and will receive an additional 2,000 shares of restricted Common Stock on the first business day of each fiscal year thereafter. The shares of restricted Common Stock vest in full on the earlier of the second anniversary of the date of issuance or on the last day of such Non-Employee Director’s term if such term is served in full. All Non-Employee Directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings.

In addition, under the Non-Employee Directors’ Plan, each Non-Employee Director, upon joining the Board of Directors, will receive non-qualified options to purchase 12,000 shares of Common Stock and will receive non-qualified options to purchase an additional 7,500 shares of Common Stock on the first business day of each fiscal year thereafter. The exercise price of such options will be equal to the fair market value of the Common Stock on the respective date of grant and the term of the options will be for ten years. The options will become exercisable in 25% installments on each of the first four anniversaries of the date of grant, provided that the options will immediately become exercisable in full upon the occurrence of a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2004 were Mr. Weitzman, as Chairman, Mr. Chidoni, Ms. Kane and Ms. Neuburger. None of the Company’s executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our Board of Directors during the fiscal year ended December 31, 2004.

No member of the Compensation Committee is an employee or a former officer of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE REPORT

The report of the Compensation Committee of the Board of Directors with respect to compensation in fiscal 2004 is as follows:

Compensation Philosophy

The initial framework of compensation paid to the Company’s executive officers was determined at the time of the Company’s initial public offering. Based on discussions with the Company’s investment bankers and an independent compensation consultant and based on comparisons with other companies in our industry, the Board of Directors established ranges of salary, bonus and stock option compensation for its executive officers. The Company established a Compensation Committee during 1997 which now has responsibilities over the Company’s formal policies for executive compensation. In its hiring practices, the Company seeks to obtain the services of the most highly qualified individuals in its industry, and has provided compensation accordingly.

In 2004, the Compensation Committee engaged independent executive compensation consultants to assess the Company’s executive pay strategy, including a review and analysis of executive compensation within a selected peer group of companies. Based on the analysis of the compensation consultants and additional considerations by the Compensation Committee, including the scope of responsibility of each of the Company’s executive officers, the Compensation Committee has made certain changes to Paul Marciano’s compensation package, as described below, and is continuing to consider other compensation changes for executive officers going forward.

Components of Compensation

The principal components of executive officer compensation are generally as follows:

Base Salary.   The base salary of the Company’s executive officers is fixed pursuant to the terms of their respective employment agreements or offer letters. See “Employment Agreements.” The Compensation Committee evaluates the performance of the executive officers annually and considers changes to base salary as appropriate.

Annual Performance Bonus.   Annual bonuses are payable to the Company’s executive officers under the Bonus Plan based on the Company’s achievement of certain pre-set corporate financial performance targets established for the fiscal year and the individual contribution of each executive officer at the discretion of the Compensation Committee. The financial performance targets established for each year are generally based on net earnings or other similar financial measures and include multiple target thresholds. The Company met certain of the Bonus Plan’s threshold financial performance targets for the 2004 fiscal year; accordingly, bonuses were payable under the Bonus Plan with respect to fiscal 2004. See “Executive Compensation—Summary Compensation Table.”

Long-Term Incentive Compensation.   Long-term incentives are provided through stock option grants and other stock-based awards under the Company’s 2004 Equity Incentive Plan (the “2004 Incentive Plan”). Awards under the 2004 Incentive Plan are designed to further align the interests of each executive officer with those of the shareholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company’s business.

Compensation of the Co-Chief Executive Officers.   Pursuant to the terms of each of their employment agreements entered into at the time of the Company’s initial public offering, Maurice Marciano and Paul Marciano each receive a base salary of $900,000 per year, which amount may be increased based on annual reviews. For 2004, the base salary for each of the Co-Chief Executive Officers was set at $900,000. For 2004, Maurice Marciano voluntarily elected to waive all but $34,615 of his $900,000 salary. The Compensation Committee elected to gross-up for tax purposes the amounts paid for transportation on Maurice Marciano’s behalf for 2004. The aggregate transportation and tax gross-up costs for Maurice Marciano for 2004 equaled $453,267. In addition, during 2004, Maurice Marciano and Paul Marciano were each granted options to purchase 250,000 shares of Common Stock. The maximum bonus to which each of the Co-Chief Executive Officers is entitled pursuant to their respective employment agreements is an amount equal to 160% of their respective base salaries and is determined each year in accordance with the Bonus Plan as described above. Paul Marciano received a $770,000 bonus payment and Maurice Marciano received a $450,000 bonus payment in 2005 with respect to fiscal 2004. Based on the achievement of certain pre-established goals, Maurice Marciano would have been entitled to receive a $770,000 bonus for fiscal 2004 under the Bonus Plan. However, at the voluntary request of Maurice Marciano, the Compensation Committee elected to reduce his 2004 bonus from $770,000 to $450,000. The Compensation Committee has determined, based on the analysis of the independent executive compensation consultants and additional considerations by the Compensation Committee, including the scope of Paul Marciano’s responsibilities, to increase Paul Marciano’s base salary for 2005 to $1,000,000 and to make Paul Marciano eligible for an additional bonus under the Bonus Plan to be based on the profitability of the licensing segment of the Company’s business. Under the terms of the Bonus Plan, in no event may any executive officer receive a bonus in any year in excess of $3.2 million.

Compensation of the President and Chief Operating Officer.   Pursuant to the terms of his employment agreement, as amended, Carlos Alberini receives a base salary of $400,000 per year, which amount may be increased based on annual reviews. His maximum bonus is equal to 120% of his base salary if the applicable performance goals are met. Mr. Alberini received a bonus payment of $150,000 in 2005 under the Bonus Plan for fiscal year 2004.

Compliance with Internal Revenue Code Section 162(m).   Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to Named Executive Officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation.” The Company has taken steps to provide that these exceptions will apply to compensation paid to its Named Executive Officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. If the shareholders of the Company approve Proposal No. 2 herein concerning the Bonus Plan, compensation paid to such Named Executive Officers under the Bonus Plan are expected to continue to be deductible for federal income tax purposes under Section 162(m). If the shareholders of the Company do not approve the Bonus Plan, any bonuses paid to such Named Executive Officers will be discretionary and may not be deductible by the Company.

By the Compensation Committee,
Howard Weitzman, Chairman Anthony Chidoni Alice Kane Karen Neuburger

STOCK PERFORMANCE GRAPH

The SEC requires the Company to present a graph comparing the cumulative total shareholder return on its shares with the cumulative total shareholder return on (1) a broad equity market index and (2) a published industry index or peer group.

The Stock Price Performance Graph below compares the most recent six-year performance of the Company with the S&P 500 Index and the S&P 1500 Apparel Retail Index. Although the graph compares performance since December 31, 1998, the return on investment is calculated based on an investment of $100 on December 31, 1999.

CUMULATIVE TOTAL RETURN AT YEAR END
Based upon an initial investment of $100 on December 31, 1999.

	DECEMBER 31,
	1998	1999	2000	2001	2002	2003	2004
GUESS?, INC.	$22.13	$100.00	$24.43	$34.48	$19.26	$55.49	$57.70
S&P 500 INDEX	$82.62	$100.00	$90.89	$80.09	$62.39	$80.29	$89.02
S&P 1500 APPAREL RETAIL INDEX	$87.75	$100.00	$71.97	$63.44	$63.07	$86.44	$101.70

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2004, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 2004, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock, except for Paul Marciano and Maurice Marciano, who did not timely file two and one Form 4, respectively, relating to certain sales of Common Stock. These forms were subsequently filed with the SEC.

THE BOARD OF DIRECTORS
April 15, 2005

APPENDIX A

GUESS?, INC.
ANNUAL INCENTIVE BONUS PLAN

Section 1.   Purposes

The purposes of the Guess?, Inc. Annual Incentive Bonus Plan (the “Plan”) are (i) to provide greater motivation for selected key employees of Guess?, Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as defined in Section 3(c) below) to attain and maintain the highest standards of performance, (ii) to attract and retain executives of outstanding competence, and (iii) to direct the energies of executives toward the achievement of specific business goals established for the Company and its Subsidiaries.

The Plan is designed to qualify compensation paid under the Plan to Covered Employees (as defined in Section 3(a) below) as “performance-based compensation” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 162(m)”).

Section 2.   Administration and Interpretation

(a)   The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), which shall consist of not less than two members of the Board who qualify as “outside directors” as defined under Section 162(m). The Committee may designate all or any portion of its power and authority under this Plan to any sub-committee of the Committee or to any executive officer or executive officers of the Company (each an “Authorized Committee Designee”); provided that no such designation shall be permitted or effective with respect to any award to, or any other matter concerning, any Covered Employee. An Authorized Committee Designee, to the extent provided by the Committee, shall have and may exercise all the power and authority of the Committee hereto, subject to the limitations set forth in the immediately preceding sentence.

(b)   The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem necessary or advisable. Decisions of the Committee shall be final, conclusive and binding upon all parties, including, without limitation, the Company and the key employees who participate in the Plan.

(c)   The Plan shall be administered to comply with Section 162(m) and, if any provisions of the Plan cause any award to a Covered Employee to not qualify as performance-based compensation under Section 162(m), that provision shall be stricken from this Plan, but the other provisions of the Plan shall remain in effect. Any action striking any portion of the Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under the Plan.

Section 3.   Participation

(a)   Participation in the Plan during any year shall be limited to (i) any person serving as Chief Executive Officer of the Company and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) (“Covered Employees”) and (ii) those key employees of the Company and its Subsidiaries, other than the Covered Employees, who, in the sole opinion of the Committee, are in a position to have a significant impact on the performance of the Company and who are selected by the Committee (“Key Employees” and together with the Covered Employees, “Participants”); provided that participation by an employee of a Subsidiary shall be subject to approval of the Plan by such Subsidiary’s Board of Directors, which approval shall constitute the Subsidiary’s agreement to pay, at the direction of the Committee, awards directly to its employees or to reimburse the Company for the cost of such participation in accordance with rules adopted by the Committee.

(b)   Unless otherwise determined by the Committee in its sole and absolute discretion, or as provided in a Participant’s employment agreement, if a Participant ceases to be employed by the Company and/or its Subsidiaries prior to the end of a year for any reason other than disability (as determined by the Company), retirement at or after age 55, or death, his or her participation in the Plan for such year will terminate forthwith and he or she will not be entitled to any award for such year. If, prior to the end of a year, a Participant’s employment ceases because of disability (as determined by the Company), retirement at or after age 55, or death, or if the effective date of participation by a Participant for any year shall be after January 1 of such year, the Participant shall be entitled to receive only that proportion of the amount, if any, that he or she otherwise would have received under the Plan for the full calendar year which the number of calendar days of his or her participation in the Plan during such year bears to the total number of calendar days in such year; provided, however, that if the effective date of participation by a Covered Employee for any year shall be after the first day of the year, then the Committee must establish the Performance Goals (as defined in Section 4(d) below) for such Covered Employee while the performance relating to such Performance Goals remain substantially uncertain within the meaning of Section 162(m) and in no event after 25% of the year has elapsed.

(c)   The term “Subsidiary” shall mean any corporation at least 50% of whose issued and outstanding voting stock is owned, directly or indirectly by the Company.

Section 4.   Determination of Incentive Awards

Within the time period prescribed by Section 162(m) for each year, the Committee may authorize awards to Participants pursuant to either or both of the following methods in clauses (a) and (b) below:

(a)   For each calendar year, the Committee shall: (i) determine the Participants who are to be eligible to receive performance-based awards under the Plan during such year, (ii) notify each such Participant in writing concerning his or her selection for participation in the Plan for such year, (iii) select the Performance Criteria applicable to such year for each such Participant and (iv) establish, in terms of an objective formula or standard for each Participant, the Performance Goal and the amount of each award which may be earned for such year if such Performance Goal is achieved.

(b)   The Committee may in its sole and absolute discretion provide for discretionary bonuses for any of the Key Employees.

(c)   The term “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings, operating earnings or income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earnings growth, revenue growth, share price growth, shareholder returns, gross or net profit margin, comparison to peer companies, or any combination of the foregoing, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to the results of a peer group.

(d)   The term “Performance Goals” means the goals established in writing by the Committee for the year based upon the Performance Criteria. The Performance Goal may be expressed in terms of overall Company performance or the performance of an operating unit, business unit, segment, subsidiary or other division or any portion or combination thereof of the Company.

(e)   Actual financial performance shall be measured by reference to the Company’s financial records and the consolidated financial statements of the Company. In determining performance, the Committee in its sole and absolute discretion shall, in the case of awards to Covered Employees, and may, in the case of awards to Key Employees, direct that adjustments to the Performance Goals or actual financial performance as reported be made to reflect extraordinary organizational, operational or other changes that have occurred during such year, such as (without limitation) acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss or events that might create unwarranted hardships or windfalls to Participants, in each case, with respect to Covered Employees, only to the extent consistent with the requirements of Section 162(m) to qualify such awards as performance-based compensation. Notwithstanding the foregoing, the Committee may, by express provision with respect to a specific award provide at the time the performance goals are established that one or more of the adjustments in the foregoing sentence will not be made with respect to the award or establish such other events or circumstances, consistent with Section 162(m), with respect to which the Committee will make appropriate adjustment to the award. The Committee is authorized at any time during or after the Plan year to increase (except with respect to awards payable to Covered Employees), reduce or eliminate the amount of an award payable to any Participant for any reason. The Committee may also provide that the Chief Executive Officer or Officers shall have the discretion to increase or decrease the award otherwise payable to any Key Employee based upon their individual performance during the year.

Section 5.   Awards

(a)   On or before March 10 of the year subsequent to any Plan year, the Committee shall determine awards to Participants for such Plan year by comparing actual financial performance to the Performance Goals, Performance Criteria and amounts of awards adopted by the Committee for such year and the Committee shall, with respect to Covered Employees, certify, by resolution or other appropriate action in writing, that the amount of the award has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Goals and any other material terms established by the Committee or set forth in this Plan were in fact satisfied. If the Committee has not adopted specified goals for the Plan year, the Committee shall meet by March 10 of the year subsequent to the Plan year to determine if discretionary bonuses shall be awarded to Key Employees. Each award under the Plan shall be paid in cash promptly after the amount of the award has been determined and, with respect to awards to Covered Employees, the Committee has certified that the relevant performance goals have been achieved.

(b)   No award under this Plan shall be considered as compensation in calculating any insurance, profit-sharing, retirement, or other benefit for which the recipient is eligible unless any such insurance, profit-sharing, retirement or other benefit is granted under a plan which expressly provided that incentive compensation shall be considered as compensation under such plan.

(c)   There is no requirement that the maximum amount available for awards in any year be awarded, nor that an award will be granted to any particular Participant for any year. Any portion of any amount available for making awards for any year which shall not have been awarded, shall not carry over or increase the maximum amount of awards payable in any subsequent year.

(d)   Notwithstanding any provision in the Plan to the contrary, the maximum award payable to any Participant under the Plan for any calendar year shall be $3.2 million.

(e)   In the exercise of its discretion, the Committee may allow a Participant to elect to defer the receipt of all or any portion of an award under the Plan. Any such deferral shall be made pursuant to the terms and conditions set forth in any deferred compensation plan or arrangement adopted by the Company. In the case of any deferred payment of an award to a Covered Employee after the attainment of the applicable Performance Goal, any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

Section 6.   Death of Participant

If a Participant dies before or after termination of employment, any unpaid installments of an award shall be paid to his or her legal representatives, either in the installments as originally provided or otherwise as the Committee may determine in each individual case, or, where the Committee has authorized the designation of beneficiaries, to such beneficiaries as may have been designated by the Participant.

Section 7.   Non-Assignability and Contingent Nature of Rights

No Participant, no person claiming through him or her, nor any other person shall have any right or interest in the Plan or its continuance, or in the payment of any award under the Plan, unless and until all the provisions of the Plan, the rules adopted thereunder, and restrictions and limitations on the award itself have been fully complied with. No rights under the Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature.

Section 8.   Source of Payments

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

Section 9.   Tax Withholding

The Company or a Subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any Federal, state or local taxes required by law to be withheld with respect to such payments.

Section 10.   Duration, Termination and Amendment

Subject to approval by the Company’s stockholders at the 2005 annual meeting of Company stockholders, the Plan shall be effective for the fiscal year of the Company commencing January 1, 2005 and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as described below. Upon such approval of the Plan by the Company’s stockholders at the 2005 annual meeting of Company stockholders, all awards approved or granted under the Plan on or after January 1, 2005 shall be fully effective.

The Committee may at any time terminate or from time to time modify or suspend, in whole or in part, and if suspended, may reinstate, any or all of the provisions of the Plan in such respects as the Committee may deem advisable; provided that no such termination or modification shall impair any rights which have accrued under the Plan; and provided further, that the Committee may not without stockholder approval adopt any amendment that would require the vote of stockholders pursuant to Section 162(m).

Section 11.   No Restriction on Right to Effect Changes

The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any sale of all or any portion of the assets of the Company or any Subsidiary, any merger or consolidation of the Company or any Subsidiary, a reorganization, dissolution or liquidation of the

Company or any Subsidiary, or any other event or series of events, whether of a similar character or otherwise.

Section 12.   Headings

The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 13.   Governing Law

This Plan shall be governed by and construed in accordance with the laws of the State of California.

Section 14.   No Contract of Employment or Right to Awards

Nothing contained herein shall be construed as a contract of employment between the Company and any Participant, or as giving a right to any person to be granted awards under the Plan or to continue in the employment of the Company or any of its Subsidiaries, or as limiting the right of the Company or any of its Subsidiaries to discharge any Participant at any time, with or without cause.

DETACH HERE

PROXY

GUESS?, INC.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoint(s) Carlos Alberini, Deborah Siegel and Jason Miller as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of GUESS?, Inc. (the “Company”) held of record by the undersigned on April 5, 2005 at the Annual Meeting of Shareholders to be held on May 10, 2005 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS, FOR THE APPROVAL OF THE ANNUAL INCENTIVE BONUS PLAN, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

GUESS?, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS OF GUESS?, INC. RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

FOR	AGAINST	ABSTAIN
1.	Election of Directors (term expiring in 2008).	2.	To approve the Annual Incentive Bonus Plan.	☐	☐	☐
Nominees:	(01) Maurice Marciano
(02) Alex Yemenidjian	3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the 2005 fiscal year.	☐	☐	☐
FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐	In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof.
For all nominee(s) except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

IMPORTANT: Please sign exactly as your name appears on this proxy. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing in a representative capacity, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in the partnership or limited liability company name by an authorized person.

The undersigned hereby acknowledges receipt of notice of the Annual Meeting and a proxy statement for the Annual Meeting prior to signing this proxy.

Signature:	Date:	Signature:	Date: